Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2018 RESULTS

Miami Lakes, Fla. — April 25, 2018 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2018.
For the quarter ended March 31, 2018, the Company reported net income of $85.2 million, or $0.77 per diluted share, compared to $62.3 million, or $0.57 per diluted share, for the quarter ended March 31, 2017.
The annualized return on average stockholders’ equity for the three months ended March 31, 2018 was 11.28% compared to 10.08% for the three months ended March 31, 2017 while the annualized return on average assets was 1.14% compared to 0.91% for the same periods.

Rajinder Singh, President and Chief Executive Officer, said, "This was a strong quarter from an earnings perspective, with reported EPS increasing 35% over the comparable quarter of the prior year and pre-tax income increasing by 23%. We remain encouraged by positive tailwinds from tax reform, a strong job market and economic growth."

Performance Highlights

•
Net interest income increased by $17.2 million to $247.8 million for the quarter ended March 31, 2018 from $230.6 million for the quarter ended March 31, 2017. Interest income increased by $44.2 million, driven by increases in the average balances of loans and investment securities outstanding as well as increases in tax-equivalent yields on interest earning assets. Interest expense increased by $27.0 million, driven primarily by increases in average interest bearing deposits and an increase in the cost of interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.56% for the quarter ended March 31, 2018 compared to 3.52% for the immediately preceding quarter ended December 31, 2017 and 3.70% for the quarter ended March 31, 2017. Significant factors contributing to the decline in the net interest margin from the comparable quarter of the prior year were (i) an increase in the cost of interest bearing liabilities; (ii) the impact on tax equivalent yields of the reduction in the statutory federal income tax rate; and (iii) although yields on all categories of interest earning assets increased, non-covered loans and investment securities were added to the balance sheet at yields lower than the existing yield on earning assets.

•
The effective income tax rate declined to 23.1% for the quarter ended March 31, 2018 from 30.8% for the quarter ended March 31, 2017, primarily due to the reduction in the statutory federal income tax rate.

•
Total deposits increased by $361 million for the quarter ended March 31, 2018, to $22.2 billion. Growth in non-interest bearing demand deposits accounted for $270 million of this increase. Non-covered loans and leases, including equipment under operating lease, grew by $66 million during the quarter. Loan growth was impacted during the quarter by continued runoff of the New York multi-family portfolio and seasonality in the mortgage warehouse and commercial and industrial lines of business.

•
During the three months ended March 31, 2018, under the terms of the share repurchase program authorized by its Board of Directors, the Company repurchased 1.2 million shares of its common stock for an aggregate purchase price of $48.6 million.

•	Book value per common share grew to $28.57 at March 31, 2018 from $28.32 at December 31, 2017 while tangible book value per common share increased to $27.83 from $27.59 over the same period.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at March 31, 2018 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.6%	10.2%

Common Equity Tier 1 ("CET1") risk-based capital	13.0%	13.9%

Tier 1 risk-based capital	13.0%	13.9%

Total risk-based capital	13.7%	14.5%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, totaled $21.5 billion at March 31, 2018 compared to $21.4 billion at December 31, 2017. Non-covered loans grew to $21.0 billion while covered loans declined to $479 million at March 31, 2018.

The Florida franchise contributed $55 million of net loan growth for the quarter ended March 31, 2018, while balances for the New York franchise declined by $139 million, due primarily to a $121 million decline in the multi-family category. The Company's national platforms, including our commercial lending subsidiaries, our mortgage warehouse lending operations, our small business finance unit and our 1-4 family residential loan portfolio, contributed $158 million of net loan growth for the quarter ended March 31, 2018, primarily driven by growth of $165 million in 1-4 family residential loans.

At March 31, 2018, the non-covered loan portfolio included $7.4 billion, $6.0 billion and $7.6 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of loan portfolio composition at the dates indicated follows:

	Non-Covered Loans		Total Loans
	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
Residential and other consumer loans	20.6%	19.8%	22.3%	21.7%
Multi-family	14.8%	15.4%	14.5%	15.0%
Non-owner occupied commercial real estate	21.6%	21.5%	21.0%	21.0%
Construction and land	1.4%	1.5%	1.4%	1.5%
Owner occupied commercial real estate	9.6%	9.7%	9.4%	9.4%
Commercial and industrial	19.7%	19.9%	19.3%	19.4%
Commercial lending subsidiaries	12.3%	12.2%	12.1%	12.0%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended March 31, 2018 and 2017, the Company recorded provisions for loan losses of $3.1 million and $12.1 million, respectively, substantially all of which related to non-covered loans. The provision related to taxi medallion loans totaled $2.8 million and $9.5 million for the quarters ended March 31, 2018 and 2017, respectively.

The most significant factor impacting the decrease in the provision for loan losses related to non-covered loans for the quarter ended March 31, 2018, as compared to the quarter ended March 31, 2017, was the decline in the provision related to taxi medallion loans. Other offsetting factors contributing to the decline included (i) a net increase in the relative impact on the provision of changes in quantitative and qualitative loss factors; (ii) a decrease in the provision related to specific reserves; and (iii) lower loan growth.

Non-covered, non-performing loans totaled $192.8 million or 0.92% of total non-covered loans at March 31, 2018, compared to $172.0 million or 0.82% of total non-covered loans at December 31, 2017. Non-performing taxi medallion loans comprised

$98.4 million or 0.47% of total non-covered loans at March 31, 2018 and $106.1 million or 0.51% of total non-covered loans at December 31, 2017. At March 31, 2018 and December 31, 2017, the entire taxi medallion portfolio was on non-accrual status.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.65% and 71.03%, respectively, at March 31, 2018, compared to 0.69% and 84.03%, at December 31, 2017. The decrease in the ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was primarily a result of the increase in non-accrual multi-family loans during the three months ended March 31, 2018 and charge-offs related to taxi medallion loans. The annualized ratio of net charge-offs to average non-covered loans was 0.21% for the three months ended March 31, 2018, compared to 0.30% for the three months ended March 31, 2017. The annualized ratio of charge-offs of taxi medallion loans to average non-covered loans was 0.10% and 0.13% for the three months ended March 31, 2018 and 2017, respectively.

The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$258	$144,537	$144,795	$—	$2,100	$150,853	$152,953
Provision (recovery)	—	273	2,874	3,147	831	(52)	11,321	12,100
Charge-offs	—	(15)	(10,617)	(10,632)	—	(55)	(14,769)	(14,824)
Recoveries	—	2	164	166	—	65	987	1,052
Balance at end of period	$—	$518	$136,958	$137,476	$831	$2,058	$148,392	$151,281

Charge-offs related to taxi medallion loans totaled $5.4 million and $5.9 million for the quarters ended March 31, 2018 and 2017, respectively.

Deposits

At March 31, 2018, deposits totaled $22.2 billion compared to $21.9 billion at December 31, 2017. The average cost of total deposits was 1.04% for the quarter ended March 31, 2018, compared to 0.94% for the immediately preceding quarter ended December 31, 2017, and 0.72% for the quarter ended March 31, 2017.

Net interest income

Net interest income for the quarter ended March 31, 2018 increased to $247.8 million from $230.6 million for the quarter ended March 31, 2017. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields. Interest expense increased due to an increase in average interest bearing deposits and an increase in the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.56% for the quarter ended March 31, 2018, compared to 3.52% for the immediately preceding quarter ended December 31, 2017 and 3.70% for the quarter ended March 31, 2017.

Significant offsetting factors impacting the decrease in net interest margin for the three months ended March 31, 2018, compared to three months ended March 31, 2017, included:

•
The tax-equivalent yield on loans increased to 5.26% for the three months ended March 31, 2018 from 5.07% for the three months ended March 31, 2017, reflecting increased yields on both non-covered and covered loans.

•
The tax-equivalent yield on non-covered loans was 3.83% for the three months ended March 31, 2018, compared to 3.62% for the three months ended March 31, 2017. The most significant factor contributing to the increased yield on non-covered loans was the impact of increases in benchmark interest rates.

•	The tax-equivalent yield on covered loans increased to 65.22% for the three months ended March 31, 2018 from 49.83% for the three months ended March 31, 2017.

•	The tax-equivalent yield on investment securities increased to 3.04% for the three months ended March 31, 2018 from 3.01% for the three months ended March 31, 2017.

•
Tax-equivalent yields on non-covered loans and investment securities were reduced by approximately 0.08% and 0.10%, respectively, and the net interest margin was reduced by approximately 0.08% for the three months ended March 31, 2018 due to the reduction of the statutory federal income tax rate.

•	Growth of non-covered loans and investment securities at yields lower than the overall yield on interest earning assets.

•
The average rate on interest bearing liabilities increased to 1.37% for the three months ended March 31, 2018 from 0.98% for three months ended March 31, 2017, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market interest rates and extension of the duration of FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the three months ended March 31, 2018 and the year ended December 31, 2017 were as follows (in thousands):

Balance, December 31, 2016	$675,385
Reclassifications from non-accretable difference, net	81,501
Accretion	(301,827)
Balance, December 31, 2017	455,059
Reclassifications from non-accretable difference, net	41,739
Accretion	(82,301)
Balance, March 31, 2018	$414,497

Non-interest income

Non-interest income totaled $28.0 million for the three months ended March 31, 2018 compared to $28.1 million for the three months ended March 31, 2017.

Non-interest expense

Non-interest expense totaled $161.8 million for the three months ended March 31, 2018 compared to $156.6 million for the three months ended March 31, 2017. The most significant components of the $5.3 million increase for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 were (i) an increase in employee compensation and benefits of $7.4 million mainly attributable to an increase in the number of employees, offset by (ii) a decrease in amortization of the FDIC indemnification asset of $4.1 million.

Amortization of the FDIC indemnification asset was $40.3 million for the three months ended March 31, 2018, compared to $44.5 million for the three months ended March 31, 2017. The amortization rate increased to 58.42% for the three months ended March 31, 2018 from 36.38% for the three months ended March 31, 2017. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate. Although the amortization rate increased, total amortization expense declined due to the reduction in the average balance of the indemnification asset.

Provision for income taxes
The effective income tax rate was 23.1% for the three months ended March 31, 2018, compared to 30.8% for the three months ended March 31, 2017, primarily due to the reduction of the statutory corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2018 (in thousands except share and per share data):

Total stockholders’ equity	$3,032,672
Less: goodwill and other intangible assets	77,751
Tangible stockholders’ equity	$2,954,921

Common shares issued and outstanding	106,160,751

Book value per common share	$28.57

Tangible book value per common share	$27.83

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, April 25, 2018 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 3597416. A replay of the call will be available from 12:00 p.m. ET on April 25th through 11:59 p.m. ET on May 2nd by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 3597416. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $30.4 billion at March 31, 2018, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 87 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at March 31, 2018.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.6 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 which is available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2018	December 31, 2017
ASSETS
Cash and due from banks:
Non-interest bearing	$22,908	$35,246
Interest bearing	176,842	159,336
Cash and cash equivalents	199,750	194,582
Investment securities (including securities recorded at fair value of $6,745,501 and $6,680,832)	6,755,501	6,690,832
Non-marketable equity securities	250,052	265,989
Loans held for sale	46,494	34,097
Loans (including covered loans of $479,164 and $503,118)	21,466,821	21,416,504
Allowance for loan and lease losses	(137,476)	(144,795)
Loans, net	21,329,345	21,271,709
FDIC indemnification asset	249,637	295,635
Bank owned life insurance	260,852	252,462
Equipment under operating lease, net	591,339	599,502
Goodwill and other intangible assets	77,751	77,796
Other assets	671,815	664,382
Total assets	$30,432,536	$30,346,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,431,624	$3,162,032
Interest bearing	1,553,886	1,666,581
Savings and money market	10,937,578	10,715,024
Time	6,316,560	6,334,842
Total deposits	22,239,648	21,878,479
Federal Home Loan Bank advances	4,396,000	4,771,000
Notes and other borrowings	402,816	402,830
Other liabilities	361,400	268,615
Total liabilities	27,399,864	27,320,924

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,160,751 and 106,848,185 shares issued and outstanding	1,061	1,068
Paid-in capital	1,450,107	1,498,227
Retained earnings	1,525,174	1,471,781
Accumulated other comprehensive income	56,330	54,986
Total stockholders' equity	3,032,672	3,026,062
Total liabilities and stockholders' equity	$30,432,536	$30,346,986

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Interest income:
Loans	$274,000	$236,362
Investment securities	49,985	43,719
Other	3,791	3,457
Total interest income	327,776	283,538
Interest expense:
Deposits	56,361	34,728
Borrowings	23,606	18,217
Total interest expense	79,967	52,945
Net interest income before provision for loan losses	247,809	230,593
Provision for loan losses (including $273 and $779 for covered loans)	3,147	12,100
Net interest income after provision for loan losses	244,662	218,493
Non-interest income:
Income from resolution of covered assets, net	3,317	7,305
Net loss on FDIC indemnification	(3,615)	(6,748)
Service charges and fees	5,571	5,077
Gain on sale of loans, net (including $1,703 and $1,882 related to covered loans)	3,501	4,558
Gain on investment securities, net	364	1,636
Lease financing	14,102	13,639
Other non-interest income	4,746	2,677
Total non-interest income	27,986	28,144
Non-interest expense:
Employee compensation and benefits	67,036	59,671
Occupancy and equipment	18,832	18,609
Amortization of FDIC indemnification asset	40,347	44,463
Deposit insurance expense	4,812	5,475
Professional fees	2,875	5,040
Telecommunications and data processing	3,685	3,284
Depreciation of equipment under operating lease	9,316	8,017
Other non-interest expense	14,914	11,998
Total non-interest expense	161,817	156,557
Income before income taxes	110,831	90,080
Provision for income taxes	25,596	27,787
Net income	$85,235	$62,293
Earnings per common share, basic	$0.78	$0.57
Earnings per common share, diluted	$0.77	$0.57
Cash dividends declared per common share	$0.21	$0.21

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$20,783,987	$196,878	3.83%	$18,723,610	$167,984	3.62%
Covered loans	498,701	81,309	65.22%	603,668	75,153	49.83%
Total loans	21,282,688	278,187	5.26%	19,327,278	243,137	5.07%
Investment securities (3)	6,772,449	51,524	3.04%	6,252,466	47,087	3.01%
Other interest earning assets	518,857	3,791	2.96%	572,187	3,457	2.45%
Total interest earning assets	28,573,994	333,502	4.70%	26,151,931	293,681	4.52%
Allowance for loan and lease losses	(145,216)			(156,023)
Non-interest earning assets	1,944,678			1,810,592
Total assets	$30,373,456			$27,806,500
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,600,009	4,157	1.05%	$1,565,188	2,685	0.70%
Savings and money market deposits	10,799,270	29,054	1.09%	9,258,827	15,421	0.68%
Time deposits	6,314,137	23,150	1.49%	5,672,223	16,622	1.19%
Total interest bearing deposits	18,713,416	56,361	1.22%	16,496,238	34,728	0.85%
FHLB advances	4,459,389	18,297	1.66%	4,948,870	12,899	1.06%
Notes and other borrowings	402,840	5,309	5.27%	402,818	5,318	5.28%
Total interest bearing liabilities	23,575,645	79,967	1.37%	21,847,926	52,945	0.98%
Non-interest bearing demand deposits	3,318,952			3,043,059
Other non-interest bearing liabilities	414,842			408,931
Total liabilities	27,309,439			25,299,916
Stockholders' equity	3,064,017			2,506,584
Total liabilities and stockholders' equity	$30,373,456			$27,806,500
Net interest income		$253,535			$240,736
Interest rate spread			3.33%			3.54%
Net interest margin			3.56%			3.70%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2018	2017
Basic earnings per common share:
Numerator:
Net income	$85,235	$62,293
Distributed and undistributed earnings allocated to participating securities	(3,216)	(2,323)
Income allocated to common stockholders for basic earnings per common share	$82,019	$59,970
Denominator:
Weighted average common shares outstanding	106,525,883	105,817,669
Less average unvested stock awards	(1,108,434)	(1,060,912)
Weighted average shares for basic earnings per common share	105,417,449	104,756,757
Basic earnings per common share	$0.78	$0.57
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$82,019	$59,970
Adjustment for earnings reallocated from participating securities	11	8
Income used in calculating diluted earnings per common share	$82,030	$59,978
Denominator:
Weighted average shares for basic earnings per common share	105,417,449	104,756,757
Dilutive effect of stock options and executive share-based awards	516,161	620,761
Weighted average shares for diluted earnings per common share	105,933,610	105,377,518
Diluted earnings per common share	$0.77	$0.57

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2018	2017
Financial ratios (5)
Return on average assets	1.14%	0.91%
Return on average stockholders’ equity	11.28%	10.08%
Net interest margin (4)	3.56%	3.70%

	March 31, 2018		December 31, 2017
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.92%	0.91%	0.82%	0.81%
Non-performing assets to total assets (2)(5)	0.66%	0.69%	0.60%	0.61%
Allowance for loan and lease losses to total loans (3)	0.65%	0.64%	0.69%	0.68%
Allowance for loan and lease losses to non-performing loans (1)	71.03%	70.33%	84.03%	83.53%
Net charge-offs to average loans (5)	0.21%	0.20%	0.38%	0.38%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month period.